Exhibit 99.1

Trading Data

Name	Trade Date	Buy/Sell	No. of Shares/ Quantity	Unit Cost	Strike Price	Trade Amount	Security	Expiration Date
Pershing Square, L.P.	August 4, 2016	Sell	2,673,791	$141.68	N/A	$378,822,709	Common Shares	N/A
Pershing Square II, L.P.	August 4, 2016	Sell	68,284	$141.68	N/A	$9,674,477	Common Shares	N/A
Pershing Square International, Ltd.	August 4, 2016	Sell	3,051,978	$141.68	N/A	$432,404,243	Common Shares	N/A
Pershing Square Holdings, Ltd.	August 4, 2016	Sell	4,046,837	$141.68	N/A	$573,355,866	Common Shares	N/A